Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on February 8, 2024

Registration Statement No. 333-261801-07

***PRICING DETAILS*** $1.5+bln GM Financial Automobile Leasing Trust 2024-1 (GMALT 2024-1)

Joint Bookrunners : J.P. Morgan (struc), BMO, Citi, Mizuho and SMBC

Co-Managers : Credit Agricole, Drexel Hamilton, Goldman Sachs, SocGen

CL	AMT ($MM)	WAL	S&P FITCH	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX

A-1	246.120	0.29	A-1+/F1+	1-6	08/24	02/25	I-Curve	+14	5.514	5.514	100.00000
A-2-A	275.640	1.12	AAA/AAA	6-19	09/25	06/26	I-Curve	+47	5.246	5.18	99.98946
A-2-B	275.640	1.12	AAA/AAA	6-19	09/25	06/26	SOFR30A	+45			100.00000
A-3	551.290	1.97	AAA/AAA	19-28	06/26	03/27	I-Curve	+70	5.151	5.09	99.98750
A-4	75.250	2.37	AAA/AAA	28-29	07/26	02/28	I-Curve	+78	5.147	5.09	99.99390
B	76.400	2.47	AA/AA	29-30	08/26	03/28	I-Curve	+105	5.396	5.33	99.98520
C	71.150	<<RETAINED>>
D	43.900	<<RETAINED>>

* Class A-2-B benchmark is SOFR 30A

Expected Settle : 02/15/24	Registration : SEC Registered
First Pay Date : 03/20/24	ERISA Eligible : Yes
Expected Ratings : S&P, Fitch	Px Speed : 100% PPC to Maturity
Ticker : GMALT 2024-1	Min Denoms : $1k x $1k
Bill & Deliver : J.P. Morgan
Expected Pricing : PRICED	Available Information:
CUSIPs : A-1 36269FAA4	* Prelim Prospectus : Attached
A-2-A 36269FAB2	* Ratings FWP : Attached
A-2-B 36269FAC0	* DealRoadshow.com : GMALT20241
A-3 36269FAD8	* IntexNet/CDI : Separate Message
A-4 36269FAE6
B 36269FAF3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.